Exhibit 99.1

Employee Letter

Vocerans,

Today is an important day in our history. A few minutes ago, we announced that Vocera has entered into an agreement to be acquired by Stryker, one of the world’s leading medical technology companies, for $79.25 per share in an all-cash transaction with an enterprise valuation of approximately $3.1 billion (inclusive of convertible notes). This combination is a testament to the tremendous value you have created through your dedication and commitment to Vocera – value that has translated directly into simplifying and improving the lives of healthcare professionals and patients on an impressive scale.

Undoubtedly, this announcement will come as a surprise to many of you, so let me explain our decision and the rationale behind it. After a careful consideration of all the options, including the continued execution of our standalone plan, we concluded that joining forces with Stryker represents a unique opportunity to accelerate our growth and increase our geographic reach and resources as we adapt to a changing market. A combination of Vocera’s communication and software solutions with Stryker’s suite of medical devices will drive economic and clinical value for hospitals, while maximizing value for Vocera’s shareholders – which includes all of you.

Importantly, we have been working with Stryker for a few years now on a solution integration strategy and workflow, and we know firsthand that they share our commitment to developing high-quality medical products and improving healthcare through an unwavering focus on safety, as well as to helping protect the well-being and safety of nurses who stand ready on the front lines. Like us, they are driven by their mission to make healthcare better together with their customers through their values of integrity, accountability, people and performance. At the same time, we have come to know their team extremely well and believe that our cultures are highly compatible. Together, we have an opportunity to build on our leadership positions and drive better outcomes for health systems, hospitals and patients, while creating a stimulating and enriching environment for our more than 40,000 combined employees.

What Does This Mean for You & Next Steps

I firmly believe that this transaction will create new and exciting opportunities for employees as part of a larger, global organization. Your talent will propel us forward as we continue to develop solutions that are insightful, empathetic and engaging.

It is important to remember that today’s news is just the first step in the process. The transaction is subject to regulatory approvals and customary closing conditions. We expect it to be completed in the current quarter. While the process is ongoing, we will do our best to update you as new information becomes available. Until the transaction closes, however, it is business as usual at both companies. While we can begin some initial planning, we must continue to operate independently as two separate companies.

Following the transaction close, we will continue to be innovative and customer-focused while benefiting from the breadth and resources of a significantly larger organization.

In the meantime, I ask that you join me in keeping your focus on our most important work – ensuring that we deliver on our promise to help healthcare professionals and patients with our solutions. While we are joining forces with a larger company, our mission, goals and culture are very much aligned with those of Stryker.

Town Hall Meeting

I encourage you to join today’s virtual Town Hall meeting at 10 am PT, where you will have an opportunity to hear from me about why I’m so excited about this combination and also ask questions that may be on your mind. As always, please feel free to reach out to your group VP directly should you have additional questions throughout this process. We also set up a dedicated distribution list at [DL-StrykerEmployeeQuestions] where you can submit questions related to this combination. This will be the first of a number of communications on this topic, including letters and calls to our customers, partners and other key stakeholders to share the good news and answer any questions. To that end, if you receive any inquiries from media or investors, please direct them to the distribution list DL-VoceraStrykerMediaDistribution (media) or Sue Dooley (investors) at sdooley@vocera.com.

Each of you should be extremely proud of the remarkable company that we have built. Thank you for your continued commitment to Vocera and all the healthcare professionals and patients that we serve. I look forward to talking with you more about this exciting milestone for our company at today’s Town Hall meeting.

Onward,

Brent

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Vocera by Stryker. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Vocera has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Vocera, but there can be no guarantee that such expectations and projections will prove accurate in the future.

Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Vocera’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Vocera’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, customers, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Vocera operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Vocera, including those set forth in the “Risk Factors” section of Vocera’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in Vocera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which is on file with the SEC and available at www.sec.gov. In addition to the risks described above and in Vocera’s other filings with the SEC, other unknown or unpredictable factors could also affect Vocera’s results. The information contained in this communication is provided only as of the date hereof, and Vocera undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Vocera Communications, Inc. (“Vocera”) referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. At the time the tender offer is commenced, Stryker Corporation (“Stryker”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. VOCERA SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera will be available free of charge on Vocera’s website, investors.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.

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